UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2010

BIOCUREX, INC.

(Exact name of Registrant as specified in its charter)

Texas	0-26947	75-2742601

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7080 River Road, Suite 215 Richmond, British Columbia, Canada	V6X 1X5

(Address Of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (866) 884-8669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

          On January 19, 2010, BioCurex, Inc. (the “Company”) entered into an Underwriting Agreement with Paulson Investment Company (“Paulson”), as representative of the several underwriters named therein. Pursuant to the terms of such Underwriting Agreement, Paulson agreed to underwrite the offer and sale by the Company of 1,200,000 units, each consisting of 70 shares of the Company’s common stock, par value $0.001 per share and 70 redeemable common stock purchase warrants, or 84,000,000 shares of common stock and 84,000,000 warrants in the aggregate. In addition, the Company granted the underwriters a 45-day option to purchase an additional 180,000 units to cover over-allotments. The underwriters agreed to offer the units to the public at $5.00 per unit. As compensation for the services to be provided to the underwriters in connection with the offering of the units, the Company agreed to a 9% underwriting discount, or $0.45 per unit, or $540,000 ($621,000 if the over-allotment option is exercised in full) in the aggregate. In addition, the Company agreed to pay a Paulson a 3% non-accountable expense allowance up to a maximum of $180,000, and to issue to Paulson a warrant (the “Representative’s Warrant”) entitling it to purchase up to 120,000 units at $6.00 per unit. Finally, the Company agreed to pay Paulson a warrant solicitation fee equal to 5% of the exercise price for each warrant exercised on or after January 20, 2011 if the exercise is solicited by Paulson. The offer and sale of all of the units, including the units covered by the over-allotment option and the Representative’s Warrant, all of the shares and warrants included in the units as well as the Representative’s Warrant are covered by a registration statement on Form S-1 filed by the Company under the Securities Act of 1933, as amended, which was declared effective by the Securities and Exchange Commission on January 19, 2010. (See Item 8.01 below and Exhibit 99.1.) The Underwriting Agreement contains representations, warranties and covenants typically found in agreements of this sort.

          The foregoing description of the Underwriting Agreement is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.1 hereto.

Item 3.02: Unregistered Sales of Equity Securities.

          On January 22, 2010, the Company granted options covering an aggregate of 28.5 million shares of its common stock, par value $0.001 per share, as follows:

Grantee	Number of Options

Ricardo Moro-Vidal	15,000,000
Denis Burger	10,000,000
Jim Walsh	1,000,000
Phil Gold	1,000,000
Antonia Bold-de-Haughton	1,000,000
Gladys Chan	500,000

The terms of the options are set forth in an option agreement, a copy of which is attached hereto as Exhibit 10.2. Such terms include the following:

Exercise price – $0.074 per share.

Term – The options will expire and will no longer be exercisable after 10 years from the date of grant.

Vesting and Exercisability – One third of the options granted will be exercisable 90 days after the date of grant and, on a cumulative basis, an additional one third exercisable on each of the first and second anniversaries of the date of grant.

Termination and Forfeiture – If, before the second anniversary of the date of grant, any option holder’s employment terminates for any reason other than death or disability or an option holder ceases to be a director for any reason other than death of disability, any unvested options will be immediately forfeited. Any vested options will continue to be exercisable until the termination date.

Death or Disability – In the event of the death or disability of an option holder, the vesting of any unvested options will accelerate.

Purchase Price – The options will be exercisable for cash or, in the discretion of the Company, through the delivery of shares of the Common Stock of the Company having a market value equal to the purchase price of the shares that are being purchased.

          The options were issued in reliance upon the exemption from the registration requirements of the Securities act of 1933, as amended (“Act”) pursuant to Section 4(2) of the Act and/or Rule 701 promulgated thereunder.

Item 5.02(e): Compensatory Arrangements of Certain Officers.

          On January 22, 2010 the company granted options covering 15,000,000 shares of its common stock to Ricardo Moro-Vidal, its principal executive officer and options covering 500,000 shares of its common stock to Gladys Chan, its principal financial officer. See Item 3.02 above for the terms of the options.

Item 8.01: Other Events.

          On January 19, 2010, the SEC issued a Notice of Effectiveness with respect to by a registration statement on Form S-1, SEC File No. 333-162345, originally filed by the Company on October 5, 2009, covering the sale of the securities described therein. (See Item 1.01 above.) On January 19, 2010, the Company issued a press release announcing the effectiveness of such registration statement, a copy of which is annexed hereto as Exhibit 99.1.

          On January 22, 2010, a closing was held with respect to the sale of the 1,200,000 units described in Item 1.01 above. After payment of the underwriting discount and the representative’s non-accountable expense allowance, the Company received net proceeds of $5.28 million. On January 22, 2010, the Company issued a press release announcing the closing of the offering of 1,200,000 units, a copy of which is attached hereto as Exhibit 99.2.).

Item 9.01: Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Description

10.1	Underwriting Agreement dated January 19, 2010
10.2	Final Form of Option Agreement*

99.1	Press release dated January 19, 2010
99.2	Press release dated January 25, 2010

* Denotes compensatory plan, compensation arrangement or management contract.

* * * * * * * *

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioCurex, Inc.

Dated: January 25, 2010	By:	/s/ Gladys Chan

Gladys Chan,
Chief Financial Officer